Press Release

For Further Information
Kraton Polymers LLC
Media: Richard A. Ott 281-504-4720

Kraton Polymers LLC Appoints
Barry J. Goldstein and Richard C. Brown to
its Board of Directors

HOUSTON – May 6, 2008 – Kraton Polymers LLC (Kraton) announces the appointment of Barry J. Goldstein and Richard C. Brown to its Board of Directors, effective May 1st.  Also effective as of May 1st, James R. Ball has stepped down from the Kraton Board after three years of service. Mr. Goldstein will succeed Mr. Ball as Audit Committee Chairman.

“We are honored to have Barry Goldstein and Rick Brown bring their many years of leadership and experience to our Board,” said Dan F. Smith, Chairman of Kraton’s Board of Directors. “I would also like to express my appreciation for the services Jim Ball has provided to Kraton’s Board these past three years, including his leadership of the Audit Committee.”

“Since the beginning of the year, we have implemented a number of exciting leadership changes, both at the executive level and in the make-up of our Board of Directors. On behalf of my fellow employees, we are grateful to have such a capable and engaged Board that fully supports our innovation-driven growth strategy,” added Kevin M. Fogarty, President and Chief Executive Officer of Kraton Polymers.

Mr. Goldstein retired as Executive Vice President and Chief Financial Officer of Office Depot, Inc. in October 2000, which he first joined as Chief Financial Officer in May 1987. Mr. Goldstein was previously with Grant Thornton from 1969 through May, 1987, where he was named a Partner in 1976. Mr. Goldstein serves on the Board of Directors of Interline Brands, Inc. and Noble Environmental Power, LLC. He received a Bachelor of Science degree in Economics from the Wharton School at the University of Pennsylvania.

Mr. Brown is a private investor and industry consultant. Most recently, he was a Vice President of W.R. Grace & Co. and President of the Grace Performance Chemicals business, which business included Grace Construction Products, Grace Residential Building Products and Darex Packaging Technologies. Prior to joining W. R. Grace, Mr. Brown spent 19 years with General Electric in a series of positions with increasing responsibilities, including President of GE Silicones, Core Products Business, and President of GE Sealants & Adhesives. Mr. Brown has a Bachelor of Science degree from Plymouth State University (University of New Hampshire system).

About Kraton

Kraton is a leading global producer of engineered polymers and, we believe, the world’s largest producer of styrenic block copolymers (SBCs), a family of products whose chemistry was pioneered by us over forty years ago. SBCs are highly-engineered thermoplastic elastomers, which enhance the performance of numerous products by delivering a variety of attributes, including greater flexibility, resilience, strength, durability and process ability. Kraton polymers are used in a wide range of applications, including adhesives, coatings, consumer and personal care products, sealants, lubricants, medical, packaging, automotive, paving, roofing and footwear products. Kraton has the leading position in nearly all of its core markets and is the only producer of SBCs with global manufacturing capability. Its production facilities are located in the United States, Germany, France, The Netherlands, Brazil, and Japan.

Kraton, the Kraton logo and design, and “Giving Innovators their Edge” tagline are trademarks of Kraton Polymers LLC.

Forward Looking Statements

This press release includes “forward-looking statements,” which are statements other than statements of historical fact and are often characterized by the use of words such as “believes,” “expects,” “estimates,” “projects,” “may,” “will,” “intends,” “plans” or “anticipates,” or by discussions of strategy, plans or intentions.  All forward-looking statements in this press release are made based on management’s current expectations and estimates, which involve risks, uncertainties and other factors that could cause results to differ materially from those expressed in forward-looking statements.  Readers are cautioned not to place undue reliance on forward-looking statements. We assume no obligation to update such information.